Exhibit 10.3

SCHEDULE NO. 01

SCHEDULE NO. 01 dated December 8, 2025 (the “Schedule”) between VARILEASE FINANCE, INC. (the “Lessor”); VELO3D, INC. (“Co-Lessee”); THIENEMAN CONSTRUCTION, INC. (“Co-Lessee” or “Thieneman”); and VELO3D US, INC. (“Co-Lessee”) (Co-Lessees hereinafter referred to collectively as “Lessee”) incorporates by reference the terms and conditions of Master Lease Agreement dated December 8, 2025 between Lessor and Lessee (the “Master Agreement”) and constitutes a separate lease between Lessor and Lessee. The Schedule and Master Agreement are hereinafter referred to collectively as the “Lease.” All capitalized terms used herein but not defined herein shall have the same meanings ascribed to them in the Master Agreement.

1.	Equipment: Assorted Velo3D Sapphire and Sapphire XC metal 3D printers, and post processing tools as approved by Lessor together with all other equipment and property hereafter purchased pursuant to the terms of the Lease, and any and all additions, enhancements and replacements thereto (collectively, the “Equipment”). Software and soft costs, collectively shall not exceed ten percent (10%) of the Total Equipment Cost.

The Equipment shall be more fully and completely described in an Installation Certificate, which shall later be executed by Lessee in connection with the Schedule. Upon Lessee’s execution thereof, this section shall be automatically amended to include all equipment and property described in the Installation Certificate.

2.	Equipment Location:	2710 Lakeview Court, Fremont, CA 94538

Upon Lessee’s execution of an Installation Certificate in connection with this Schedule, this section shall be automatically amended to include any additional locations specified in the Installation Certificate.

3.	Total Equipment Cost:	Not to exceed $15,000,000.00, which shall be adjusted upon completion of the incremental funding.

4.	Base Term:	36 Months

5.	Base Monthly Rental: $466,500.00 (plus applicable sales/use tax), which is calculated by multiplying the Base Lease Rate Factor by the Total Equipment Cost and shall be adjusted upon completion of the incremental funding.

6.	Advance Payment: $466,500.00 applied to the last rental(s) (plus applicable sales/use tax), which is calculated by multiplying the Base Lease Rate Factor by the Total Equipment Cost and shall be adjusted upon completion of the incremental funding. Lessee shall pay the last rental(s) in advance upon the execution of this Schedule. Lessee acknowledges and agrees that, notwithstanding anything to the contrary herein, this payment is non-refundable to Lessee under any circumstances, including, without limitation, any termination of this Lease for any reason prior to the end of its scheduled term. This payment shall be deemed earned by Lessor, and upon receipt by Lessor, shall immediately be applied to satisfy Lessee’s obligation to make the last rental.

7.	Base Lease Rate Factor:	0.03110

8.	Floating Lease Rate Factor: The Base Lease Rate Factor shown in Section 7, which is used to calculate the Base Monthly Rental, shall increase 0.00008775 for every five (5) basis point increase in 36-month U.S. Treasury Notes, until all Items of Equipment have been installed, at which point the date set forth on the Installation Certificate of the Lease shall have occurred. The 36-month U.S. Treasury Note yield used as the basis for the derivation of the Base Lease Rate Factor contained herein is 3.23%.

9.	Equipment Return Location:	To Be Advised

10.	Special Terms:

a.

Authorization for Automatic Withdrawals: Lessee hereby authorizes Lessor or its assigns to electronically transfer all rental payments and other sums required to fulfill Lessee’s contractual obligation under the Lease from Lessee’s account maintained with its financial institution, and Lessee agrees to execute and deliver an Authorization Agreement for Automatic Withdrawals to Lessor to effect such transfers. Failure or refusal of Lessee to authorize such transfers or failure of Lessor or its assigns to receive such payments by electronic transfer shall constitute an additional Event of Default under Section 16(a) of the Master Agreement.

b.

Co-Lessees: For purposes of the Master Agreement, this Schedule and associated documents, Velo3D, Inc.; Thieneman Construction, Inc.; and Velo3D US, Inc. as Co-Lessees agree that each will be jointly and severally liable for the performance of all obligations and bound to all terms and conditions as Lessee which will include but not be limited to the payment of Base Monthly Rental, and any other amounts which are now due or will become due and payable pursuant to the terms hereof. For purposes hereof, the term “Lessee” wherever it appears will refer to all Co-Lessees, unless otherwise noted or agreed to by the parties. The Co-Lessees further agree that any authorized signature of any Co-Lessee is authorized to bind all Co-Lessees with respect to the Master Agreement, this Schedule and any associated documents. Any notice required under the Master Agreement or this Schedule which is received by any Lessee as a Co-Lessee from Lessor will be deemed to have been received by all Co-Lessees.

c.	Debt Subordination: Notwithstanding anything to the contrary in the Lease, any default by Lessee under the terms of (i) the Debt Subordination Agreements dated December 8, 2025 between Lessee, as Debtor, Thieneman Properties, LLC, as Creditor, and Lessor and (ii) the Debt Subordination Agreement dated December 8, 2025 between Lessee, as Debtor, Thieneman Construction, Inc., as Creditor, and Lessor, shall also constitute an event of default under the terms of the Lease, for which Lessor shall be permitted to exercise any of its remedies therein.

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d.	Rate Protection Option: At any time after the eighteenth (18th) Base Monthly Rental is made to Lessor, and provided no default has occurred or is continuing under the Lease, Lessee may request that Lessor refinance the remaining amounts owed under the Lease to Lessor’s then prevailing market rates. Such refinance will be subject to the approval of Lessor in its sole discretion, and Lessee will not be subject to any pre-payment penalties or refinance fees.

e.	Sale Leaseback: Notwithstanding anything to the contrary herein, the parties acknowledge and agree that all or a portion of this transaction is structured as a sale leaseback, whereby Lessor shall purchase the Equipment from Lessee for purposes of leasing the Equipment back to Lessee in accordance with the terms and conditions set forth in the Sale and Leaseback Agreement dated December 8, 2025, which is incorporated herein. Lessee acknowledges that Lessor’s commitment to fund is subject to Lessor’s receipt of a certified UCC lien search of Lessee and receipt of necessary lien releases and/or subordination of interest letter(s) in a form acceptable to Lessor in its sole discretion, relating to security interests or other encumbrances with respect to the Equipment.

f.	Security Interest in Equipment: Lessee is hereby prohibited from granting a security interest in the Equipment to any other party. Further, Lessee is required to promptly notify Lessor of any financing, loan or lease that is secured by Lessee’s “inventory”, as that term is defined in Article 9 of the Uniform Commercial Code.

g.	Sale of Equipment: Lessee is prohibited from selling any Item of Equipment unless Lessee obtains Lessor’s prior written consent prior to such sale.

h.	Additional Funding Condition: Notwithstanding anything to the contrary herein, Lessee acknowledges and agrees that the initial funding amount is $10,000,000.00. Lessee further acknowledges and agrees that the Total Equipment Cost may exceed $10,000,000.00 upon Lessor’s receipt and review of Thieneman’s audited financial statements for the year ending 12/31/2025, and Lessor’s satisfaction with Thieneman’s financials. The Base Monthly Rental is calculated by multiplying the Base Lease Rate Factor by the Total Equipment Cost and shall be adjusted upon completion of the incremental funding.

i.	Master Agreement Amendment: For purposes of this Schedule only, provided no Event of Default has occurred and is continuing under the Lease, Section 2(b) of the Master Agreement shall be amended by deleting the last two sentences in their entirety and replacing them with the following:

“During the term of the Lease, Lessee grants to Varilease Finance, Inc. as secured party on behalf of each Lessor under this Master Agreement and any Schedule hereto a security interest in any and all goods, chattels, fixtures, equipment, assets, accounts receivable, and property of every kind wherever located in which Lessee has any interest and the proceeds thereof, and agrees that any security interest created by this Master Agreement secures any and all obligations of Lessee and those of any affiliate of Lessee to Lessor whether now in existence and/or to come into existence. No lien or security interest of any nature in Lessee’s general intangibles, including, without limitation, intellectual property shall be granted to Lessor or Assignee. The foregoing grant shall automatically be effective and each Lessor and Assignee, as defined in Section 10, shall have the right to file financing statements or other instruments under the Uniform Commercial Code (“UCC”), Personal Property Security Act (“PPSA”) or other applicable law governing secured transactions for informational purposes. Upon written request of Lessee, Lessor shall execute all written documentation reasonably necessary to subordinate Lessor’s lien and security interest to the lien and security interest of any other lender to Lessee, whether such lender’s lien and security interest exists now or at a later date during the term of the Lease. Upon an uncured Event of Default on the part of Lessee under this Agreement and/or any Schedule, Lessor agrees that prior to Lessor’s enforcement of any rights that it may have under this § 2(b), Lessor shall, first seek to enforce its remedies and obtain a recovery for amounts due to Lessor through recovery and repossession of the Equipment. Only after Lessor has exhausted its rights and remedies of enforcement as to the Equipment, and Lessor has not recovered the full, outstanding amounts due and owing to Lessor, shall Lessor be entitled to enforce its rights and remedies through enforcement of the lien and security interest granted in this § 2(b).

All other terms and conditions of the Master Agreement shall continue in full force and effect without change.

j.	Master Agreement Amendment: For purposes of this Schedule only, provided no Event of Default has occurred and is continuing, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, Section 19(b) of the Master Agreement shall be amended by deleting the last sentence in its entirety and replacing it with the following:

“At the conclusion of option (ii) above, provided Lessee has made all rental payments, and other sums required to fulfill Lessee’s contractual obligation under the Lease, including, but not limited to (i) any applicable sales tax, (ii) all unpaid property taxes, (iii) all accrued but unbilled property taxes, and (iv) all unpaid late charges, and provided no Event of Default has occurred and is continuing, and no event which with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing, all of Lessor’s right, title and interest in the Equipment shall transfer to Lessee, or if the Equipment includes software which is subject to a license, then all of Lessor’s right and interest in and to the software shall transfer to Lessee, and the Lease shall terminate.”

All other terms and conditions of the Master Agreement shall remain in full force and effect without change.

Lessee’s execution and delivery of this Schedule shall constitute its offer to lease the Equipment described herein upon the terms and conditions set forth herein. Lessor’s subsequent execution of this Schedule in Michigan and delivery to Lessee shall constitute its acceptance of the Lease. The Lease shall be deemed made in Michigan.

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Upon Lessor’s request, Lessee hereby agrees to provide evidence of Lessee’s identity to comply with any applicable law, rule or regulation, including, but not limited to, Section 326 of the “Patriot Act” signed into law on October 26, 2001.

Notwithstanding anything herein or in the Master Agreement to the contrary, Lessee acknowledges and agrees, that Lessor shall be entitled to claim for federal income tax purposes, without limitation, all benefits, credits and deductions related to the Equipment.

Lessee acknowledges that this Schedule authorizes the Lessor, its agents or assignee(s) to sign, execute and file on its behalf any and all necessary documents, including financing statements, other filings and recordings, to make public this lease transaction. The parties intend this transaction to be a true lease, but if any court or tribunal, having power to bind the parties, should conclude that all or part of this Schedule is not a true lease but is in the nature of a sale, consignment, or other transaction, the parties intend and the Lessee hereby grants a continuing security interest in the Equipment and other personal property described in the Master Agreement, whether now owned or hereafter acquired, from the date of this Schedule to secure the payment of all Lessee’s indebtedness to Lessor. In the event serial numbers for Items are unavailable upon execution hereof, Lessee authorizes Lessor to amend this Schedule by inserting correct serial numbers with respect to those Items.

THIS SCHEDULE TOGETHER WITH THE MASTER AGREEMENT AND ANY ADDITIONAL PROVISION(S) REFERRED TO IN ITEM 10 CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE LESSOR AND LESSEE AS TO THE LEASE AND THE EQUIPMENT.

LESSOR: VARILEASE FINANCE, INC.		CO-LESSEE: VELO3D, INC.

By:	/s/ Helen Hill	By:	/s/ Arun Jeldi
Name:	Helen Hill	Name:	Arun Jeldi
Title:	Vice President	Title:	Chief Executive Officer

CO-LESSEE: THIENEMAN CONSTRUCTION, INC.		CO-LESSEE: VELO3D US, INC.

By:	/s/ Kenneth D. Thieneman	By:	/s/ Arun Jeldi
Name:	Kenneth D. Thieneman	Name:	Arun Jeldi
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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